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EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Independent Auditors' Report dated January 23, 1998 regarding the balance sheet of Bank of Los Angeles as of December 31, 1997 and the related statements of operations, changes in shareholder's equity and cash flows for each of the two years in the period ending December 31, 1997, in the Annual Report Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934, Form 10-K, for the year ended December 31, 1998, dated March 26, 1999 filed by Western Bancorp with the Securities and Exchange Commission.



VAVRINEK, TRINE, DAY & CO., LLP
Rancho Cucamonga, CA
March 26, 1999